EXHIBIT 99.1
“American Oil & Gas Commences Drilling At Goliath
Project and Provides Drilling and Completion Updates
DENVER, September 27, 2006 — American Oil & Gas, Inc. (Amex: AEZ) reports that drilling activity has commenced in its Goliath project with the spudding of the Evertson AOG Champion 1-25H well. This well, in which American owns a 50% working interest, is located in Williams County, North Dakota and is the first of two currently planned, multi-lateral horizontal wells targeting the middle member of the Bakken formation in this emerging horizontal drilling play. American currently controls approximately 87,000 gross (approximately 32,000 net) acres in the Goliath project. Evertson Operating Company, which has extensive oil and gas operations experience, owns a 25% working interest in the project and will operate the initial two wells.
On May 5, 2006 American entered into a participation agreement with Teton Energy Company (Amex: TEC) for Teton to participate in the Goliath project. Under the terms of the agreement, Teton purchased a 25% working interest (one-third of American’s then 75% working interest) in the Goliath acreage position for approximately $6 million, with approximately $2.5 million paid to American at closing, and with Teton to pay the first $3.5 million of American’s share of drilling and completion costs in the project to cover the remaining portion of the purchase price. American estimates the Champion 1-25H well could take 60 to 75 days to drill and initially evaluate.
Drilling and Completion Updates:
•	At American’s Fetter project, the State 4-36-H well is currently at a measured depth of approximately 12,433 feet, 545 feet of which has been drilled laterally into the targeted Frontier formation. Current plans are to continue to drill laterally in the Frontier, after which completion and testing operations will commence. American owns a 55.5% working interest in this well.

Pat O’Brien, American’s CEO commented, “By utilizing under-balanced drilling technology on the State 4-36-H well, we are able to manage the reservoir pressures at the surface in such a way that the well can flow in a controlled manner while still maintaining the ability to drill. As drilling has progressed through the Frontier formation, we have encountered the anticipated formation pressures and have experienced varying flow rates of natural gas and condensate, which at times have been significant. While we are very excited with these early indications, no determination of the well’s commerciality or recoverable reserve potential can be made until the well is completed, tested and allowed to produce for an extended period.”

•	At the Krejci project, the Krejci Federal 3-29 well reached total depth and was cased in early September. Completion and testing operations have recently commenced, which as previously announced, may take up to 8 weeks to complete depending on the number and nature of artificial fracture procedures and flow tests that are performed on the well. American, which has a 45% working interest, is being carried for its share of drilling, completing and equipping this well.

•	The 20 Mile Creek Federal 2-8 well, the first well of a planned two well program at the North Walker Creek prospect, recently reached total depth of 9,945 feet. Log analysis indicated the targeted Muddy and Morrison formations were non-commercial. The drilling rig is currently being mobilized approximately four miles to the New Clear Creek Federal #1 well, the second planned well at North Walker Creek, which will target the Muddy formation. Drilling is expected to commence within the next week. American owns a 33.75% interest in both wells.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”